AMENDMENT
TO
EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (the “Amendment”) is made and entered into as of June 6, 2011, by and between Measurement Specialties, Inc., a New Jersey corporation (the “Company”) and Steve Smith (the “Employee”).

WHEREAS, the parties desire to amend the Employment Agreement dated December 7, 2005 (the “Employment Agreement”), to modify the severance provisions.

NOW, THEREFORE, the Company and the Employee, each intending to be legally bound hereby, do mutually covenant and agree as follows:

1.           Section 7.5 of the Employment Agreement is amended and restated to read as follows:

7.5           In the event that the Company terminates this Agreement other than pursuant to Clause 7.3 or 7.4:

(a)           Employee shall be entitled to receive from the Company the following sums, each payable within the time frame set forth herein:

(i) in a lump sum the amount of Employee’s salary accrued through the date of termination and unpaid, together with the amount of any accrued but unpaid annual bonus earned in the prior completed fiscal year (disregarding any requirement that Employee be employed on the date of payment of the bonus), to be paid within twenty (20) business days after the date of termination, and in a lump sum a pro-rata portion of the accrued annual bonus for the fiscal year of termination, the amount of which will be the amount determined by the Board of Directors of the Company based on actual performance, multiplied by a fraction, the numerator of which is the number of days during the fiscal year of Employee’s termination before the date of termination, and the denominator of which is three hundred sixty-five (365), to be paid as soon as practicable after determination of the annual bonus consistent with the Company’s normal bonus determination practices but not later than the 15th day of the third month following the end of the Company’s fiscal year to which the bonus relates,

(ii) subject to paragraph (b) below, an additional amount equal to 100% of Employee’s annual Base Salary as in effect at the date of termination, to be paid in equal installments over the course of one year following the date of termination in accordance with the Company’s payroll practices then in effect, beginning within 30 days after the date of termination,

(iii) the amount of any outstanding business expenses that were incurred by Employee prior to the date of termination but not reimbursed as of such date, to be paid in a lump sum within twenty (20) business days after the date of termination,

(iv) a lump sum payment for accrued but unused vacation to be paid within twenty (20) business days after the date of termination, and

(v) an allowance for repatriation and relocation of up to a maximum of US$10,000.

Thereafter, except as specifically excluded from the Release (as hereinafter defined), the Company’s obligations hereunder shall terminate.

(b)    The payments and benefits provided for in paragraph (a) above are contingent on (x) the receipt by the Company of a release (the “Release”) executed by the Employee in the form provided by the Company  (which is to be executed and delivered by the Employee following Employee’s termination), and (y) the lapse of the seven day revocation period set forth in the Release without receipt by the Company of a notice of revocation. The Employee acknowledges that to the extent the Company does not receive a Release executed by Employee on or within twenty-one (21) days after Employee’s termination or if the Release is revoked by the Employee during the seven day revocation period, the Employee shall not be entitled to the payments and benefits provided for in paragraph (a) above. The Employee acknowledges and agrees that, to the extent he delivers the Release and accepts the payments and benefits provided for in paragraph (a) above, the payments and benefits provided for in paragraph (a) above are the sole and exclusive remedies of the Employee against the Company and its affiliates if the employment of the Employee is terminated pursuant to this Clause 7.5;  provided, however, that the Employee shall retain all of the claims excluded in the Release.  To the extent necessary to comply with Section 409A of the Code, if the period during which the Employee has discretion to execute or revoke the Release straddles two taxable years of the Employee, then the Company shall make the severance payments starting in the second of such taxable years, regardless of which taxable year the Employee actually delivers the executed Release to the Company.

(c)           Notwithstanding any other provision of this Agreement, if the Employee is a “specified employee,” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code, no payments or benefits (which are not otherwise exempt) may be paid or provided hereunder before the date which is six months after the Employee’s separation from service or, if earlier, his death. The amounts that would have otherwise been required to be paid, and the benefits that would have otherwise have been provided during such six months or, if earlier until Employee’s death, shall be paid to the Employee in one lump sum cash payment as soon as administratively practicable after the date which is six months after the Employee’s separation from service or, if earlier, after the Executive’s death. Any other payments scheduled to be made or benefits scheduled to be provided after such period shall be made and provided at the times otherwise designated in this Agreement disregarding the delay of payment for the payments and benefits described in this paragraph.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

MEASUREMENT SPECIALTIES, INC.

/s/ Steve Smith
By:  Steve Smith